SKLAR WILLIAMS

______ PLLC ______

LAW OFFICES

410 South Rampart Boulevard, Suite 350

Las Vegas, Nevada 89145

(702) 360-6000 — Fax: (702) 360-0000

September 21, 2017

Grover T. Wickersham

Chairman of the Board and Chief Executive Officer

Eastside Distilling, Inc.

2150 SE Hanna Harvester Drive

Portland, Oregon 97222

RE:	Eastside Distilling, Inc., a Nevada corporation
Form S-1 Registration Statement for Selling Stockholders

Dear Mr. Wickersham:

As Nevada special counsel for Eastside Distilling, Inc., a Nevada corporation (the “Company”), you have requested our firm to render this opinion in connection with the Registration Statement of the Company on Form S-1 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “SEC”) relating to the offer and sale by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of up to an aggregate of 2,462,436 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), which includes (i) 266,679 shares of common stock sold to 30 investors in a private placement of units in December 2016; (i) 266,679 shares of common stock issuable upon exercise of the warrants to purchase common stock sold in the private placement noted in clause (i) (the “2016 Warrants”); (iii) 479,338 shares of common stock issued to 23 investors who exercised warrants in connection with a temporary exercise price reduction in December 2016; (iv) 400,016 shares of common stock sold to 43 investors in a private placement of units between April and June 2017; (v) 400,016 shares of common stock issuable upon exercise of the warrants to purchase common stock sold in the private placement noted in clause (iv) (the “2017 Warrants”); (vi) 192,887 shares of common stock acquired throughout 2017 in various transactions, including upon conversion of series A convertible preferred stock and convertible notes; and (vii) 456,821 shares of common stock issuable upon exercise of other outstanding warrants (together with the 2016 Warrants and the 2017 Warrants, the “Selling Stockholder Warrants”). The Shares issuable upon exercise of the Selling Stockholder Warrants are referred to herein as the “Warrant Shares.” The Shares excluding the Warrant Shares are referred to herein as the “Outstanding Shares.”

As Nevada special counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, including, without limitation: (a) the Amended and Restated Articles of Incorporation of the Company dated September 10, 2010, as amended; (b) Certificate of Change Pursuant to Nevada Revised Statute (“NRS”) 78.209 dated October 6, 2016; (c) Certificate of Change Pursuant to NRS 78.209 dated June 14, 2017; (d) Amended and Restated Bylaws of the Company as adopted on October 13, 2016; (e) a Unanimous Written Consent of the Board of Directors of the Company dated September 19, 2017 (the “Board Resolutions”); (f) a Certificate of Existence (commonly referred to as a “good standing certificate”) for the Company dated September 19, 2017 from the Nevada Secretary of State certifying that the Company is duly organized, existing, and in good standing under the laws of the State of Nevada; and (g) Certified Shareholder list from Pacific Stock Transfer Company dated September 18, 2017.

With your knowledge and permission, we have not reviewed, and express no opinion as to the following: (i) any instrument or agreement referred to or incorporated by reference in the any of the documents listed as Items (a) – (g) of the prior paragraph, except as expressly set forth herein; and (ii) any provisions of any other laws referred to or deemed to govern the Selling Stockholder Warrants (other than Nevada law). We have also examined copies, certified or otherwise identified to our satisfaction, of such records, documents, instruments, communications and certificates (collectively “Client and Public Record Documents”) of the Company and public officials as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

SKLAR WILLIAMS ______ PLLC ______ LAW OFFICES	Grover T. Wickersham Chairman of the Board and Chief Executive Officer September 21, 2017 Page 2

Assumptions

We have assumed, with your knowledge and permission, and without independent verification, although we have no actual knowledge that such matters are not true: (i) the genuineness of all signatures (other than the Company and the directors signing the Board Resolutions); (ii) the power and authority of all parties (other than the Company and the directors signing the Board Resolutions) signing such documents to execute, deliver, and perform under such documents, and the valid authorization, execution, and delivery of such documents by such other parties; (iii) the authenticity of all documents submitted to us or as filed as exhibits to the Registration Statement; (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed photostatic, or facsimile copies; (v) the accuracy and completeness of all corporate records made available to us by the Company; (vi) the veracity of the matters of fact set forth in the Client and Public Record Documents, and, with your knowledge and permission we have not necessarily independently verified the content of factual statements made therein, except as we have deemed necessary or appropriate; (viii) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence; and (ix) that all parties have complied and will comply with any requirement of good faith, fair dealing, and conscionability.

Qualifications

The opinions hereinafter expressed are subject to the following qualifications:

A. Whenever our opinion herein with respect to the existence or absence of facts is qualified by the phrase “to our knowledge,” “known to us,” “come to our attention,” or similar language, it is intended to indicate that during the course of our representation of the Company, no information has come to our attention which would give us actual knowledge of the existence or absence of such facts. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters. The words “to our knowledge” “known to us,” “come to our attention,” and similar language used herein are intended to be limited to the knowledge of the lawyers currently members of or associated with our firm who have worked for our firm on matters on behalf of the Company.

B. Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

C. Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

D. We express no opinion as to any provision of the Selling Stockholder Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Selling Stockholder Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

SKLAR WILLIAMS ______ PLLC ______ LAW OFFICES	Grover T. Wickersham Chairman of the Board and Chief Executive Officer September 21, 2017 Page 3

E. We express no opinion as to whether a state or federal court outside of the State of Nevada would give effect to the choice of Nevada law provided in the Warrant.

F. With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Selling Stockholder Warrants, of the Company may cause the Selling Stockholder Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the exercise price of the Selling Stockholder Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

Opinion

Based upon and subject to the foregoing, we are of the opinion that the Outstanding Shares are validly issued, fully paid and non-assessable and that the Warrant Shares, when issued against payment therefor as set forth in the Selling Stockholder Warrants, will be validly issued, fully paid and non-assessable.

* * * * *

We are members of the Bar of the State of Nevada and do not express any opinion as to laws other than those of the State of Nevada and the federal laws of the United States of America. Our Opinion herein is based on the existing laws of the State of Nevada and the federal laws of the United States of America, and we express no opinion as to any laws or regulations of other states or jurisdictions as they may pertain to the Selling Stockholder Warrants or with respect to the effect of non-compliance under any such laws or regulations of any other jurisdictions. This Opinion is effective up to and including the date of this Opinion and we expressly decline any undertaking to advise you of any matters arising subsequent to the date hereof which would cause us to amend any portion of the foregoing in whole or in part. This Opinion is limited to the matters expressly set forth herein and no Opinion is implied or may be inferred beyond the matters expressly stated herein.

SKLAR WILLIAMS ______ PLLC ______ LAW OFFICES	Grover T. Wickersham Chairman of the Board and Chief Executive Officer September 21, 2017 Page 4

We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Sklar Williams PLLC
SKLAR WILLIAMS PLLC